                                                                    EXHIBIT 11.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

            PRO FORMA SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1994
                                                               -----------------
Pro Forma:
  Net Loss....................................................     $ (83,600)
  Preferred Stock Preferences.................................       (36,800)
  Preferred Dividends.........................................       (10,952)
                                                                   ---------
  Loss Applicable to Common Shareholders......................     $(131,352)
                                                                   =========
  Loss Per Common Share.......................................     $    (.92)
                                                                   =========
  Weighted Average Number of Shares Outstanding
   During the Year............................................       142,594
                                                                   =========

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(1) For purposes of calculating pro-forma loss per common share for the year ended December 31, 1994 shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.